Exhibit 5.1

18 August 2017

Oxford Immunotec Global PLC

94C Innovation Drive

Milton Park, Abingdon

OX14 4RZ

United Kingdom

Ladies and Gentlemen:

Re: Registration Statement on Form S-3

1.	Introduction

We have acted as English law legal advisers to Oxford Immunotec Global PLC, a public limited company incorporated under the laws of England and Wales with company number 08654254 and having its registered office at 94C Innovation Drive, Milton Park, Abingdon, OX14 4RZ, United Kingdom (the “Company”), in relation to the issuance and sale of up to 2,875,000 ordinary shares, nominal value £0.006705, in the capital of the Company (the “Shares”) pursuant to an Underwriting Agreement, dated 14 August 2017 (the “Underwriting Agreement”) among the Company and the several underwriters named therein (the “Underwriters”) (the “Transaction”). The Shares are to be offered and sold by the Company pursuant to a prospectus dated 27 January 2017 (the “Base Prospectus”), a preliminary prospectus supplement dated 14 August 2017 (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated 14 August 2017 (together with the Base Prospectus, the “Prospectus”) that form a part of the Company’s Registration Statement on Form S-3 (File No. 333-215236) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

2.	Documents Examined and Searches conducted

2.1	For the purpose of giving this opinion, we have examined the following documents and records, and made the following searches and enquiries:

(a)	a copy of the Underwriting Agreement;

(b)	a copy of the Registration Statement, the Preliminary Prospectus and the Prospectus;

(c)

a copy of the Company’s certificate of incorporation and copies of the Company’s memorandum and articles of association in effect as at the date of this opinion and certified as true copies by the Secretary of the Company;

(d)

copies, certified as true copies by the Secretary of the Company, of certain resolutions passed at a general meeting of the Company held on 12 June 2014 (the “Shareholder Resolutions”), at which the following resolutions, inter alia, were passed:

(i)

an ordinary resolution of the shareholders of the Company authorising its directors to allot new ordinary shares of £0.006705 each in the capital of the Company or to grant rights to subscribe for or to convert any security into such shares in the Company, up to a maximum aggregate nominal amount of £100,000 (the “Allotment Authority”); and

(ii)

a special resolution of the shareholders of the Company empowering the directors of the Company to allot equity securities pursuant to the Allotment Authority as if the statutory pre-emption rights contained in section 561(1) of the Companies Act 2006 did not apply to such allotment;

(e)	a copy, certified as a true copy by the Secretary of the Company, of the unanimous written consent of the board of the Company dated 11 August 2017 (the “Board Resolutions”);

(f)

copies, certified as a true copy by the Secretary of the Company, of the unanimous written consent of the pricing committee established by the board of the Company dated 11 August 2017 and 14 August 2017 (the “Committee Resolutions”);

(g)	the results of our online search on 17 August 2017 of the Company’s public records held by the UK Registrar of Companies (the “Company Search”);

(h)	the results of our enquiry by telephone at the Companies Court in London of the Central Index of Winding Up Petitions on 17 August 2017 with respect to the Company (the “Winding up Search”);

2.2

The documents, records, searches and enquiries referred to above are the only documents and records we have examined and the only searches and enquiries we have carried out for the purposes of giving this opinion.

3.	Scope

3.1

This opinion is limited to the laws of England and Wales as applied by the courts of competent jurisdiction of England as at the date of this letter. We have not investigated, and do not express or imply any opinion in relation to, the laws of any other jurisdiction and we do not express any opinion on European Union law as it affects any jurisdiction other than England and Wales. We assume that no foreign law affects the opinion expressed herein.

3.2

Our opinion expressed herein is given on the basis of only those facts and circumstances which exist and, subject to paragraph 3.3 below, are known to us at today’s date. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this letter that may affect the opinion expressed herein.

3.3

Apart from the knowledge of those members of this firm or lawyers employed by this firm who have rendered legal services to the Company, the opinions set out in this letter are not given on the basis of knowledge (if any) as to factual matters concerning the Company which may be possessed by any other member of this firm or of the District of Columbia firm of Covington & Burling LLP or any other lawyer employed by this firm or by the District of Columbia firm of Covington & Burling LLP.

3.4

The opinion given in this letter is given on the basis of each of the assumptions and is subject to each of the qualifications and reservations set out in paragraphs 4 and 6 and is strictly limited to the matters stated in paragraph 5 and does not extend to, and is not to be read as extended by implication to, any other matters. We express no opinion as to whether a foreign court (applying its own conflict law) will act in accordance with any agreement by the Company in connection with the issuance of the Shares as to jurisdiction and/or law. We express no opinion as to matters of fact.

3.5	The terms of this letter shall be governed by and construed in accordance with the laws of England.

4.	Assumptions

In giving this opinion, we have assumed and not verified:

4.1

the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us (whether as originals or copies and whether in electronic form or otherwise) and that such documents remain accurate, up-to-date and have not been amended or any provision thereof varied or waived since the date of submission to us and that no meetings of the shareholders of the Company, other than:

4.1.1	the meeting referred to in paragraph 2.1(d) above;

4.1.2	the annual general meeting of shareholders held on 9 June 2015;

4.1.3	the annual general meeting of shareholders held on 28 June 2016; and

4.1.4	the annual general meeting of shareholders held on 6 June 2017,

have taken place on or after 12 June 2014;

4.2	that all copy documents submitted to us are complete and conform to the originals;

4.3

that on the date of the allotment and issue of the Shares the Company has complied or will have complied with all applicable laws to allot and issue the Shares and the Company has or will have received in cash such amounts as are necessary to fully pay the nominal value of the Shares and any applicable share premium;

4.4

that the Shares will be allotted prior to the expiry of the Allotment Authority and that the aggregate nominal amount of the Shares does not exceed the amount of the Allotment Authority which is unutilised at the time of allotment of the Shares;

4.5	that the allotment and issue of the Shares will not be contrary to or in breach of:

(a)

any state, governmental, court, or quasi-governmental agency, licensing authority, local or municipal governmental body or regulatory authority’s order, direction, guideline, recommendation, decision, licence or requirement;

(b)	any agreement, undertaking, arrangement, deed of covenant or contractual restriction affecting the Company or to which the Company was or is a party or otherwise bound or subject;

4.6

that all documents, forms, resolutions and notices which should have been delivered to the Registrar of Companies on behalf of or relating to the Company have been so delivered, that the file of records maintained by the Registrar of Companies in respect of the Company was complete, accurate and up to date at the time of the Company Search, that no additional matters would be disclosed by company searches at the UK Registrar of Companies or the Companies Court carried out as at the times of the allotment and issue of the Shares which would affect the opinion stated below and that the particulars disclosed by our searches and enquiries will remain true, accurate, complete and up to date as at such times;

4.7

that the information revealed by our Winding up Search was accurate in all respects, that no step has been taken to wind up, strike off or dissolve the Company or appoint an administrator, manager or receiver or nominee or supervisor in respect of a company voluntary arrangement or similar official in respect of the Company or any of its assets or revenues or to obtain a moratorium which has not been revealed by our Winding Up and Company Searches, and no such step will be taken prior to the times of the allotment and issue of the Shares;

4.8

that the term “non-assessable”, which has no recognised meaning in English law, for the purposes of this letter means that, under the Companies Act 2006 (as amended) (the “2006 Act”), the articles of association of the Company and any resolution taken under the articles of association of the Company or otherwise passed approving the allotment and/or issuance of the Shares, no holder of such Shares is liable, solely because of such holder’s status as a holder of such Shares, for assessments or calls for further funds by the Company or any other person additional to the subscription price at which such Shares were allotted and issued; and

4.9

that the directors as at the times of the allotment and issue of the Shares were or will be duly authorised pursuant to the articles of association of the Company in force at the times of the allotment and issue of the Shares, the 2006 Act and any relevant authority given by the members of the Company in a general meeting to allot and issue the Shares on a non-pre-emptive basis.

5.	Opinion

Based upon the foregoing and subject to any matters not disclosed to us and to the assumptions and qualifications set out in this letter, we are of the opinion that the Shares will be duly authorised, validly issued, fully paid and non-assessable when (a) such Shares are duly allotted and paid for in cash in full, in accordance with the terms of the Underwriting Agreement, and (b) valid entries in the books and registers of the Company have been made.

6.	Qualifications

The opinion given in this letter is subject to the qualifications and reservations set out below.

6.1

The file of records maintained by the Registrar of Companies in respect of the Company may not have been complete, accurate or up to date at the time of the Company Search. Further, the Company Search is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding up of the Company;

(b)	an administration order has been made;

(c)	a receiver, manager, administrative receiver, administrator or liquidator has been appointed; or

(d)	a court order has been made under the Cross Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, there may be a delay in the relevant notice appearing on the file of the company concerned.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented, or whether or not any documents for the appointment of, or notice of intention to appoint, an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court.

6.2

The Winding up Search relates only to the presentation of (i) a petition for the making of a winding-up order or the making of a winding-up order by a court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

(a)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Index of Winding Up Petitions immediately;

(b)

in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Index of Winding Up Petitions;

(c)

a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Index of Winding Up Petitions, and the making of such order may not have been entered on the records immediately;

(d)

details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(e)	with regard to winding-up petitions, the Central Index of Winding Up Petitions may not have records of winding-up petitions issued prior to 1994.

6.3

A petition for the winding up of, or for an administration order in respect of, any of the Company may have been presented in a County Court or District Registry in England and Wales, or an administrator may have been appointed out of court under the Enterprise Act 2002 administration regime. It should therefore be noted that the Company Search and the Winding up Search are not conclusively capable of revealing whether or not winding up or insolvency proceedings have been commenced in respect of the Company. We have not carried out searches of any County Court or District Registry in England and Wales.

6.4

The opinions expressed in this letter are subject to the effects of any sanctions or other similar measures implemented by, or effective in, the United Kingdom or to which any of the parties to the Underwriting Agreement may otherwise be subject.

7.	Consent to Filing

7.1

We hereby consent to your filing this opinion letter as an exhibit to your Current Report on Form 8-K filed with the Commission on the date hereof and to the reference to our name in the Registration Statement and in the related prospectus under the caption “Legal matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Covington & Burling LLP

Covington & Burling LLP